EXHIBIT 4.5 Mr. Devonshire Consulting Agreement

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2002.

BETWEEN:

TYLER RESOURCES INC., a corporation having an office at Suite 500, 926 - 5th Avenue S.W., Calgary, Alberta, T2P 0N7

(hereinafter called the "Company")

AND:

James Devonshire, a consultant of Kingslea Financial Corp. at 2636 – 19th Avenue, S.W., Calgary, Alberta, T3E 7G1

(hereinafter called the "Devonshire")

WHEREAS:

A.

The Company wishes to retain the Consultant to perform certain services for and on behalf of the Company as more particularly hereinafter set out;

B.

The Consultant is engaged in the business of providing various consulting services to business ventures;

C.

 The Consultant and Company wish to enter into this Agreement in order to set the terms and conditions respecting the Consultant’s engagement as a consultant to the company;

WITNESSES that in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties mutually agree as follows:

PART 1

INTERPRETATION

1.1.

For all purposed of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a)

“this Agreement” means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof,

(b)

the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision,

(c)

all references to currency means Canadian currency,

(d)

a reference to an entity includes any entity that is a successor to such entity,

(e)

a reference  to a Part is to a Part of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated,

(f)

the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof, and

(g)

a reference to a statute included all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations.

PART 2

ENGAGEMENT

Engagement

2.1

The company hereby retains the Consultant to provide services to the Company and the Consultant hereby agrees to be so retained, upon and subject to the terms and conditions hereinafter set forth for the duration of this Agreement.

2.2

The term of this Agreement will begin on January 1, 2002 hereof and continue for a period of 12 months (the “Term”). The Term of this Agreement will be renewed, on the same terms and conditions set out herein, for successive twelve month periods unless:

(a)

the company exercises its rights under Part 6 to terminate this Agreement, or

(b)

60 days before the expiry of such term the Consultant gives the Company notice of its desire to terminate this Agreement.

Hours

2.3

The Consultant will devote such time as is necessary in performing the Consulting Services described in  2.4.

It is acknowledged that the Consultant has entered into similar agreements with Manson Creek Resources Ltd., Northern Abitibi Mining Corp., and Golden Rule Resources Ltd., and provides consulting service to other companies from time to time. The Company and the Consultant agree to act in good faith with respect to resolving competing demands of the Consulting Agreements for the Consultant’s services.

Term of Reference

2.4

To provide the services of Devonshire to act as Chief Executive Officer of the Company.

PART 3

AUTHORITY OF CONSULTANT

Authority

3.1

The authority of the Consultant is and at all times will be limited to such authority as may be given by the Directors of the Company.

PART 4

COMPENSATION

Fee

4.1

In consideration for the Consulting Services, the Company will pay to the Consultant $105.00 per Hour (the “Fee”).

Goods and Service Tax

4.2

The Company shall pay to the Consultant the amount of any goods and services tax (to the extent applicable, if any) on the Fee and the Consultant shall remit such tax to the appropriate taxation authorities in accordance with such laws and obtain and maintain all required registrations thereunder in order to collect such tax.  The Consultant shall provide to the Company its goods and services tax registration number.

PART 5

DUTIES OF THE CONSULTANT

Duties

5.1

The Consultant agrees to keep the Company informed as to the status and particulars of its activities under this Agreement. The Consultant shall provide written reports and such other reports, analyses, advice and other information, as maybe requested from time to time by the Company.

5.2

The Consultant shall co-ordinate with the Company to decide the manner in which Consultant’s work is to be completed and for the methods used in completing its work. However, the Consultant shall be responsible for all acts, omissions and things done or made in the performance (or non-performance) of the Consultants obligations, including those other persons used by the Consultant. Nothing contained in this Agreement shall operate or be construed to relieve the

Consultant of any duties or obligations imposed upon it as an independent contractor.

Relationship of Parties

5.3

The Consultant and Devonshire, in performing its duties hereunder are acting as an independent contractor in providing the Consulting Services and therefore will not be entitled to any benefit plans to which regular employees of the Company are entitled.

5.4

The Consultant shall not, without prior written consent of the Company, use the name of the Company nor the relationship arising out of this Agreement in any manner during or after the term hereof in any materials advertising or promoting the Consultant or otherwise.

Confidential Information

5.5

The Consultant hereby covenants, agrees and acknowledges as follows:

(a)

The Consultant has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information related to the business of the Company, its subsidiaries and affiliates (collectively, the “Companies”), including but not limited to

(i)

geological data, business plans, operating plans, financial reports, budgets and other information, owned by or used in the businesses of one or more of the Companies, and

(ii)

other tangible and intangible properties, which are used in the business and operations of the Companies but not made publicly available.

The information and trade secrets relating to the business and operations of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the “Confidential Information”, provided that the term Confidential Information shall not include any information (i) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Consultant) or (ii) that the Consultant receives on a non-confidential basis from a source (other than the Company, its affiliates or representatives) that is not known by her to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.

(b)

The Consultant shall not disclose, use or continue to make known for its or another’s benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Consultant’s duties under this Agreement. The Consultant may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of the Consultant’s intention to do so and opportunity for the Company to challenge or limit the scope of the disclosure.

(c)

     The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this §5.5 would be adequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for such breach or threatened breach.

(d)

     The Consultant agrees that upon termination of its engagement by the Company for any reason, the Consultant shall forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by the Consultant during the period of its engagement with the Company.

(e)

The obligations of the Consultant under this §5.5 shall survive the expiration or termination of this Agreement and shall terminate five years after the termination of this Agreement.

(e)

The Consultant hereby expressly agrees that the foregoing provisions of the §5.5 shall be binding upon the Consultant’s heirs, successors and legal representatives.

PART 6

TERMINATION

Termination by Either Party

6.1

The Consultant may terminate this Agreement on notice given not less than 60 days before the end of the initial Term or any renewal term. Notwithstanding any provision herein, the Company will be entitled to terminate this Agreement for cause or for any breach by the Consultant of any material covenant of this Agreement. The Company will also be entitled to terminate this Agreement on no notice provided it pays to the Consultant an amount equal to the last three months fees charged by the Consultant.

Return of Property

6.2

On the effective date of termination the Consultant will deliver up to the Company, in a reasonable state of repair, all property, both real and personal, including documents and copies thereof, owned leased or bailed to the Company and used by or in the possession of the Consultant.

PART 7

LIABILITY

Liability

7.1

The Company assumes no responsibility to third parties for any cost, losses, damages, claims or liability of whatever nature resulting from any act or omission in the performance of the Consulting Services by the Consultant. The Consultant shall assume all risks related to the execution of all obligations arising under this Agreement and shall defend indemnify and save harmless the Company from all liabilities, suits, actions, losses, costs (including reasonable attorney fees), damages, claims and demands arising out of such execution (or inexecution) or resulting from its acts or omissions.

PART 8

GENERAL

Reasonableness of Restrictions and Covenants

8.1

The Consultant confirms and agrees that the covenants and restrictions pertaining to the Consultant contained in this Agreement, including, without limitation, those contained in and 5.5, are reasonable and valid and hereby further acknowledges and agrees that the Company would suffer irreparable injury in the event of any breach by the Consultant of its obligationsunder any such covenant or restriction. Accordingly, the Consultant hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Consultant from any such breach.

Further Assurances

8.2

Each party will, at its own expense and without expense to any other party execute and deliver such further agreements and other documents and do such further acts and things as any other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

Assignment

8.3

Neither of the parties may assign any right, benefit or interest in this Agreement without the written consent of the other, and any purported assignment without such consent will be void.

Severability

8.4

If any provision of this Agreement is unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Waiver and Consent

8.5

No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will

(a)

be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

(b)

be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation,

(b)

constitute a general waiver under this Agreement, or

(c)

eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Notice

8.6

Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by any party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by telex, telegram, cable, or other similar form of written communication, in each case, addressed as applicable as follows:

If to the Consultant at:

2636 – 19th Avenue S.W.

Calgary, Alberta

T3E 7G1

Attention:  Kingslea Financial Corp.

If to the Company at:

Suite 500, 926- 5th Ave. S.W.

Calgary, Alberta  T2P 0N7

Telecopier:

(403) 266-2606

Attention:

The Secretary

Or to such other address as is specified by the particular party by notice to the other.

8.7

           Any notice delivered or sent in accordance with §8.6 will be deemed to have been given and received

(a)

if delivered, on the day of delivery,

(b)

if mailed, on the earlier of the day of receipt and sixth business day after the day of mailing, or

(c)

if sent by telex, telegram, cable or other similar form of written communication, on the first business day following the day of transmittal.

8.8

            If a notice is sent by mail and mail service is interrupted between the point of mailing and the destination by strike, slowdown, force majeure or other cause within two days before or after the time of mailing, the notice will not be deemed to be received until actually received, and the party sending the notice will use any other service which has not been so interrupted or will deliver the notice in order to ensure prompt receipt

Binding Effect

8.9

This Agreement will enure to the benefit of and be binding upon the respective legal representatives, successors and permitted assign of the parties.

Time of Essence

8.10

Time is of the essence in the performance of each obligation under this Agreement.

Governing Law

8.11

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

Counterparts

8.12

This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above-written.

TYLER RESOURCES INC.

“Jean Pierre Jutras”

Per:

         Jean Pierre Jutras

James Devonshire

“James Devonshire”

“Jean Pierre Jutras”

Per:

Per:

Witness

Kingslea Financial Corp.

“James Devonshire”

Per: